Exhibit 3.72

Liberty Star Minerals Announces Strategic Corporate Alignment of Mining Claims

New Structure Enhances Clarity, Asset Differentiation, and Partnership Opportunities

TUCSON, AZ, November 18, 2025 – (GLOBE NEWSWIRE) – Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCQB: LBSR) today announced a strategic realignment of its mining claims and mineral assets. This initiative is designed to enhance operational clarity, differentiate high-value assets, and expand opportunities for strategic partnerships across the Company’s diversified mineral portfolio.

Key Highlights of the Alignment:

1.

Centralized Oversight of All Mineral Assets

All mineral holdings will now be consolidated under Liberty Star Hay Mountain Holdings LLC, strengthening organizational clarity and long-term strategic focus.

2.

Earp Ridge Mines, LLC

The multi-mineral claims historically known as Hay Mountain Target 1 & 2 will now be structured within, our wholly owned subsidiary, Earp Ridge Mines, LLC. This dedicated entity will bring sharper focus to the development of the region’s diverse mineral potential. Additional Claim areas within the larger Hay Mountain Holdings LLC will be similarly organized as needed.

3.

Red Rock Mines, LLC

The Company’s world-class gold target will be housed within Red Rock Mines, LLC, a wholly owned subsidiary created to advance and highlight the exceptional gold resource opportunity.

“Our goal has always been to clearly define and elevate the unique strengths of our mineral properties,” said Pete O’Heeron, Chairman of Liberty Star. “By establishing these self-contained business units, we can more effectively collaborate with partners who have targeted interests in specific mineral opportunities. This structure not only improves operational efficiency but also enhances our ability to unlock value across our robust asset base.”

About Liberty Star Minerals

Liberty Star Minerals is a U.S. exploration company focused on strategic and commercially important critical minerals. The Company’s Hay Mountain Holdings LLC, which includes the Red Rock Canyon Gold Project, and Earp Ridge Copper Project is located in southeast Arizona within a regionally significant porphyry copper-gold-molybdenum system. Liberty Star is actively pursuing joint venture partnerships to advance both projects and is committed to establishing U.S. mineral independence through domestic exploration and development.

Forward-Looking Statements

Forward-Looking Statements: This release contains forward-looking statements as defined by the U.S. Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and factors beyond the Company’s control that could cause actual results to differ materially from those expressed or implied. Forward-looking statements may include projections, expectations, plans, and assumptions regarding exploration results, mineral resources, and future operations. For a detailed discussion of risk factors, refer to the Company’s Annual Report on Form 10-K and other filings with the SEC. Regulation S-K 1300 Compliance: Liberty Star is classified as an “Exploration Stage Issuer” under Subpart 1300 of Regulation S-K. The Company currently has no mineral resources, or mineral reserves to report under this regulation. U.S. investors are cautioned not to assume that any part of the Company’s mineralized properties will be converted into measured or proven reserves.

Contact:

Liberty Star Minerals

Tucson, Arizona

www.libertystaruranium.com